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                                EXHIBIT 23.04
                        CONSENT OF GRANT THORNTON LLP,
                        CERTIFIED PUBLIC ACCOUNTANTS,
                            DATED JANUARY 6, 1997







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                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We have issued our report dated February 9, 1996 accompanying the Combined Statement of Excess of Revenues Over Specific Operating Expenses of Greenway Plaza, Ltd. and Nine Greenway, Ltd. appearing in the Crescent Real Estate Equities, Inc. Form 8-K dated August 15, 1996 which is incorporated by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 33-92548). We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."




                                                Grant Thornton LLP



Houston, Texas
January 6, 1997